Exhibit 32

Certifications
Pursuant to 18 U.S.C. § 1350, each of the undersigned officers of AMC Networks Inc. (“AMC Networks”) hereby certifies, to such officer’s knowledge, that AMC Networks’ Annual Report on Form 10-K for the period ended December 31, 2020 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of AMC Networks.

Date:	February 26, 2021	By:	/s/ Joshua W. Sapan
Joshua W. Sapan
President and Chief Executive Officer

Date:	February 26, 2021	By:	/s/ Christina Spade
Christina Spade
Executive Vice President and Chief Financial Officer